Exhibit 10.9

CO-MARKETING AND LICENSE AGREEMENT

This Co-Marketing and License Agreement (the “Agreement”) is entered into as of the 23rd day of October, 2002, by and between CRESA Partners, LLC, a Delaware limited liability company with its main offices at 84 State Street, Boston, MA 02109 (“CRESA”), CRESA Capital Markets Group L.P., a Texas limited partnership, with its main offices at 16250 Dallas Parkway, Suite 102, Dallas, TX 75248 (“Capital Markets”).

WHEREAS, CRESA is in the business of providing nationwide real estate brokerage and tenant consulting services and advice (the “CRESA Business”); and

WHEREAS, Capital Markets is in the business of providing capital market advisory services relating to real estate for corporate clients and prospects (the “Capital Markets Business”); and

WHEREAS, CRESA desires to license to Capital Markets, on the terms and conditions set forth herein, the CRESA Materials (as defined herein), and to provide to Capital Markets the marketing assistance further described herein; and

WHEREAS, Capital Markets desires to license from CRESA, on the terms and conditions set forth herein, the CRESA Materials, and to provide to CRESA the marketing assistance further described herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Co-Marketing Obligations.

(a) CRESA shall promote Capital Markets and the Capital Markets Business throughout its organization and to its clients, including, without limitation: (i) assisting Capital Markets in planning and scheduling direct marketing activities and seminars to Capital Markets’ clients and others; (ii) providing, at CRESA’s sole expense, Capital Markets with informational material concerning CRESA and the CRESA Business, including, but not limited to, promotional, sales, marketing, advertising, or other material or information (including, but not limited to, news releases, press releases, brochures, advertising scripts, direct mail and e-mail correspondence, and display and on-line advertising) referring to CRESA, its affiliates, or the CRESA Business (the “CRESA Materials”); (iii) providing CRESA’s employees, contractors, consultants, partners and licensees and their respective clients with informational material concerning Capital Markets and the Capital Markets Business, including, but not limited to, promotional, sales, marketing, advertising, or other material or information (including, but not limited to, news releases, press releases, brochures, advertising scripts, direct mail and e-mail correspondence, and display and on-line advertising) referring to Capital Markets, its affiliates, or the Capital Markets Business (the “Capital Markets Materials”) and (iv) assisting Capital Markets in preparing and disseminating the CRESA Materials, Capital Markets Materials and other printed communications to and for Capital Markets’ clients and others. CRESA shall bear the cost and expense of designing, writing and otherwise preparing the Capital Markets Materials, but the cost and expense associated with the production and dissemination of the Capital Markets Materials shall be borne by Capital Markets.

(b) Within ten (10) business days of receipt, CRESA will review and modify (if necessary), all creative and marketing materials for Capital Markets or any other communications that are made by Capital Markets relating to or referring to CRESA. Any and all materials to which CRESA does not comment in writing to Capital Markets during such 10-day period shall be deemed approved as presented. Capital Markets shall not use any such materials until the end of such 10-day period.

2. License of Trademarks; Ownership of Intellectual Property.

(a) CRESA hereby grants to Capital Markets during the Term (as defined in Section 7(a) below) of this Agreement a nonexclusive, nontransferable, non-assignable right and license to use the CRESA’s trademarks set forth on Exhibit A, to be attached hereto upon the mutual approval of CRESA and Capital Markets (the “CRESA Trademarks”) in connection with the Capital Markets Business within the United States of America and Canada. Except as otherwise specifically set forth herein, all such use of the CRESA Trademarks shall inure to the benefit of CRESA. Nothing in this Agreement shall create any further right, title or interest for Capital Markets in the CRESA Trademarks or in any of CRESA’s other names, trademarks, service marks, design marks, symbols and/or other indicia of origin and no use of such will be made by Capital Markets for any purpose without the prior written approval of CRESA, which approval shall be granted or denied within ten (10) business days after receipt of request therefor. Capital Markets shall use the CRESA Trademarks in accordance with such reasonable guidelines as CRESA may provide to Capital Markets from time to time, but in any event, the Capital Markets Materials may contain references to CRESA and this Agreement. Capital Markets agrees to reasonably cooperate with CRESA in facilitating the monitoring and control of the use of the CRESA Trademarks, and to supply CRESA with samples of use upon request. All uses of the CRESA Trademarks shall be subject to CRESA’s prior approval, unless previously submitted to CRESA in accordance with Section 1(b) above. Capital Markets shall not modify any of the CRESA Trademarks without CRESA’s prior written approval. During, and at all times following the completion of the Term, Capital Markets shall not use any name or mark confusingly similar to the CRESA Trademarks without the prior written approval of CRESA. CRESA agrees that it shall not modify, license, assign or encumber the CRESA Trademarks during the Term in any manner that would adversely affect Capital Markets in a material economic manner.

(b) All property rights, including without limitation all copyrights, patent rights, trade secrets, know-how and other intellectual property rights to any and all materials, text, documents, booklets, manuals, references, guides, drawings, designs, specifications, software, source code, formula, data, process, method, technique or any other recorded information created, developed, prepared or conceived by CRESA related to the performance of this Agreement or the CRESA Business (“CRESA Work Product”), including all such developments as are originated or conceived during the term of this Agreement but completed or reduced to practice thereafter, shall remain the exclusive property of CRESA, regardless of whether and to the extent Capital Markets pays for same and whether or not deemed to be a “work for hire” within the meaning of the United States Copyright Act. Nothing in this Agreement shall be construed to grant Capital Markets any ownership right in the CRESA Work Product. Capital Markets hereby assigns, grants, transfers and delivers all right, title and interest in and to the CRESA Work Product and all benefits and/or rights resulting therefrom, if any, to CRESA, including without limitation the right to secure patent, copyright and other intellectual property rights throughout the world.

(c) All property rights, including without limitation all copyrights, patent rights, trade secrets, know-how and other intellectual property rights to any and all materials, text, documents, booklets, manuals, references, guides, drawings, designs, specifications, software, source code, formula, data, process, method, technique or any other recorded information created, developed, prepared or conceived by Capital Markets related to the Capital Markets Business (“Capital Markets Work Product”), including all such developments as are originated or conceived during the term of this Agreement but completed or reduced to practice thereafter, shall remain the exclusive property of Capital Markets, regardless of whether and to the extent CRESA pays for same and whether or not deemed to be a “work for hire” within the meaning of the United States Copyright Act. Nothing in this Agreement shall be construed to grant CRESA any ownership right in the Capital Markets Work Product. CRESA hereby assigns, grants, transfers and delivers all right, title and interest in and to the Capital Markets Work Product and all benefits and/or rights resulting therefrom, if any, to Capital Markets, including without limitation the right to secure patent, copyright and other intellectual property rights throughout the world.

3. License Fees and Referral Fees.

(a) During the Term of this Agreement, Capital Markets shall pay to CRESA a license fee equal to fifteen percent (15%) of Capital Markets’ Net Revenue (as defined below). With respect to Net Revenue received by Capital Markets in any calendar month, the license fee hereunder shall be due and payable to CRESA no later than fifteen (15) days following the last day of each such month. Notwithstanding the foregoing, for each of (i) the period commencing on the date hereof and ending on December 31, 2003, and (ii) the period commencing on January 1, 2004 and ending on December 31, 2004, no license fee shall be payable with respect to the first five hundred thousand dollars ($500,000) of Net Revenue received by Capital Markets in each such period. During such periods, the license fee shall only be calculated on Net Revenue in excess of $500,000.

(b) As used herein, “Net Revenue” shall mean all gross revenue received by Capital Markets relating to the Capital Markets Business (calculated on the cash basis method of accounting), less the referral fees paid pursuant to Section 3(c) hereof.

(c) A referral fee equal to 20% (or such other percentage as shall be mutually agreed upon in writing by the parties on a case by case basis) of the gross revenue received by Capital Markets with respect to each transaction relating to the Capital Markets Business shall be paid to (i) the member, employee or contractor of CRESA or (ii) the member, employee or contractor of Capital Markets, who is primarily responsible for introducing the transacting third party in such transaction. Any referral fees payable to a CRESA member, employee or contractor hereunder shall be due and payable to such CRESA member, employee or contractor no later than fifteen

(15) days following last day of the month in which revenue for the applicable transaction was received by Capital Markets. If a referral fee is due hereunder to a CRESA member, employee or contractor and there is a dispute as to which CRESA member, employee or contractor is due such referral fee the dispute shall be resolved at the sole discretion of CRESA and CRESA shall indemnify and hold harmless Capital Markets from and against any and all claims made by any party relating to or arising out of any such dispute. If a referral fee is due hereunder to a Capital Markets member, employee or contractor and there is a dispute as to which Capital Markets member, employee or contractor is due such referral fee the dispute shall be resolved at the sole discretion of Capital Markets. In the event of a dispute as to whether a referral fee is due to a CRESA member, employee or contractor or a Capital Markets member, employee or contractor, the dispute shall first be presented to one designated officer or representative of each of CRESA and Capital Markets for resolution, and if the two designees are unable to agree upon a resolution such dispute shall be resolved by binding arbitration.

(d) Each party shall be responsible for any income and other taxes required under applicable laws (and any related reporting obligations) arising out of monies received by each of them pursuant to this Agreement.

(e) If either party fails to pay any undisputed amount when due (including the fees described in Section 6(c)), the other party may require the failing party to pay interest at the rate of 1% per month (but in no event higher than the highest rate permitted by applicable law) on such delinquent amounts from the due date until the date of payment. In the event a disputed amount is later determined to be payable, the failing party shall pay interest at the rate of 1% per month (but in no event higher than the highest rate permitted by applicable law) on the delinquent amounts from the original due date until the date of payment.

(f) During the Term and for three (3) years thereafter, Capital Markets shall keep complete and accurate financial records and such other matters as may affect the determination of any amount payable to CRESA hereunder in sufficient detail to enable CRESA or CRESA’s representatives to determine any amounts payable to CRESA under this Agreement. Capital Markets shall permit CRESA or its representatives (but in no event shall any contingent fee based third party be retained to perform an audit), upon ten (10) business days prior notice and not more than once each calendar year, to examine its books, ledgers, and records relating to the current and prior three (3) calendar years (or the number of calendar years elapsed since the date hereof, if lesser), at a location where such records are maintained or other location mutually convenient for the parties, during regular business hours solely for the purpose of, and to the extent necessary, to verify any report required under this Agreement or the accuracy of any amount payable hereunder. Should any examination conducted by CRESA or its representatives pursuant to the provisions of this paragraph result in an increase of more than 5% in any payment due CRESA hereunder, Capital Markets shall be obligated to pay any reasonable out of pocket expenses incurred by CRESA with respect to such examination, in an amount not to exceed $5,000.

4. Limited Partnership Interest.

Subject to the conditions set forth below, CRESA agrees to make a capital contribution of Two Hundred Thousand Dollars ($200,000) (the “Investment”) to Capital Markets, as consideration for a limited partnership interest in Capital Markets (the

“CRESA Equity”). The terms and conditions of such capital contribution, and the rights and preferences of CRESA as a limited partner of Capital Markets, shall be as mutually agreed by CRESA and Capital Markets, subject to the following: Capital Markets shall be required to redeem the CRESA Equity on or before December 31, 2005, for an amount equal to the Investment plus interest accruing at the rate of twelve percent (12%) per annum, compounding annually, from the date of the Investment to the date of redemption. At any time prior to December 31, 2005, the CRESA Equity may, at the sole discretion of Capital Markets, be redeemed in whole or in part upon the payment to CRESA of all or a portion of the Investment along with the accrued interest on the portion of the Investment being redeemed.

5. Publicity.

Capital Markets hereby grants CRESA permission to use Capital Markets’ name in CRESA’s promotional literature and other advertising. Where practicable, all press releases issued by either party concerning the subject matter of this Agreement shall be provided for the prior review and approval of the other party, such review and approval not to be unreasonably delayed or withheld. Each party shall use its utmost good faith and reasonable business judgment in the use of the other party’s name in its promotional literature, advertising and press releases. CRESA understands and acknowledges that Capital Markets, or its Related Parties (as defined in Section 6 below) may have certain disclosure and public reporting requirements under federal and state law, and that disclosures and reports made pursuant to such requirements are not governed by this Section 5.

6. Exclusivity.

(a) During the Term, Capital Markets shall not provide real estate capital markets advisory services to a real estate consulting or brokerage firm other than CRESA, without the prior written consent of CRESA.

(b) During the Term, Capital Markets will not bid, nor will cause any partners, members, affiliates, officers or other related persons or entities (collectively referred to as a “Related Party” or “Related Parties”) to bid on any financing with or direct acquisition from any entity which Capital Markets knows or, by use of CRESA’s web-based client database should know, is a client of CRESA unless (i) Capital Markets and/or a Related Party has made full disclosure to such client, (ii) the client has approved the making of such bid by Capital Markets and/or a Related Party and (iii) CRESA has been notified of the making of such bid by Capital Markets and/or a Related Party. Capital Markets covenants that it shall cause this provision to be contained in all agreements with its officers, managers, partners, employees, contractors, subsidiaries, affiliates and licensees and understands and agrees that this covenant is a material inducement to CRESA to execute this Agreement.

(c) During the Term, neither CRESA nor its members, partners, affiliates and licensees will engage a professional services firm other than Capital Markets to provide, or undertake to provide internally, services substantially similar to those provided by Capital Markets under this Agreement or refer any person or entity to any individual or business other than Capital Markets for capital market advisory services. CRESA covenants that it shall cause this provision to be contained in all agreements with its officers, managers, partners, employees, contractors, subsidiaries, affiliates and licensees and understands and agrees that this covenant is a material inducement to Capital Markets to execute this Agreement. Notwithstanding anything to the contrary contained herein, in the event that a client of CRESA’s specifically requests that capital market advisory services, or any other services provided by Capital Markets under this Agreement, be performed by a party other than Capital Markets, CRESA shall be permitted to engage a party other than Capital Markets to provide such services, and such engagement shall not be a breach of this Agreement, provided, however, that in all such cases, CRESA shall pay to Capital Markets a co-referral fee equal to twenty percent (20%) of any referral fee or other compensation received by CRESA from such other party in connection with such engagement. CRESA shall provide written notice to Capital Markets of such third party engagement and the payment terms relating thereto. Such co-referral fee will be payable within fifteen (15) days of the receipt by CRESA of the third-party referral fee or other compensation.

7. Term and Termination.

(a) The initial term of this Agreement shall be ten (10) years, commencing on the date hereof (the “Initial Term”), unless this Agreement is earlier terminated in accordance with this Section 7. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive five (5) year terms, unless either party gives written notice to the other party at least 60 days but not more than 90 days prior to the expiration of the Initial Term or any renewal term that it has elected not to renew this Agreement for an additional five-year term. The Initial Term, together with each successive renewal term, is referred to as the “Term”.

(b) Notwithstanding the foregoing, either of CRESA or Capital Markets (the “Principal Parties”) may terminate this Agreement in the event that the other party: (i) fails to make any payment required by this Agreement within thirty (30) days of the date when due, and such failure continues for a period in excess of fifteen (15) days after receipt by the party responsible for such payment of written notice of such failure; (ii) fails to perform or observe any material term or condition, covenant or warranty contained in this Agreement, which failure is not cured within thirty (30) days after written notice thereof; or (iii) ceases to do business or files a petition in bankruptcy (voluntary or involuntary), which in the case of an involuntary petition, is not vacated within 60 days.

(c) In addition to the foregoing, CRESA may terminate this Agreement (i) upon the good faith determination by its Board of Directors that either the financial results or the underlying transaction volume of Capital Markets is unsatisfactory; or (ii) in the event of a willful breach by Capital Markets of its obligations under Section 6(b) above.

(d) In addition to the forgoing, Capital Markets may terminate this Agreement (i) upon the good faith determination by its general partner that either the financial results or the underlying transaction volume of Capital Markets is unsatisfactory; or (ii) in the event of a willful breach by CRESA of its obligation under Section 6(c) above.

(e) In the event of termination pursuant to this Section 7, except as otherwise set forth herein, no party shall have any further liability or obligation to the other party hereunder; provided, however, that each party shall pay to the other party all due and owing fees and charges incurred as of the date of termination.

(f) Upon the termination of this Agreement by any party, the license granted hereunder shall terminate, and each party shall return to the other party, or certify as destroyed, all tangible embodiments of such other party’s Confidential Information (as defined in Section 11 below).

8. Representations and Warranties.

Each of Capital Markets and CRESA represent and warrant that: (i) it is duly formed and validly existing under the laws of the state in which it is organized; (ii) it has all the requisite power and authority to execute, deliver and perform its obligations under this Agreement; (iii) the execution, delivery, and performance of this Agreement have been duly authorized; (iv) no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; (v) in connection with its obligations under this Agreement, it shall comply with all applicable federal, state, and local laws and regulations and shall obtain all applicable permits and licenses; (vi) the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, or arrangement to which it is a party or by which any of its property is bound; (vii) it has not disclosed to any third party (except any agent, representative, attorney or accountant of such party as of the date hereof) any Confidential Information (as defined in Section 11) relating to the other party; and (viii) its performance hereunder does not and will not infringe upon or violate any rights of any third party. In addition, CRESA represents and warrants that it owns, or otherwise has obtained all rights required for its full performance hereunder in and to, the CRESA Materials and the CRESA Trademarks and has the legal right to grant the license to Capital Markets as described herein.

9. Exclusions; Limitation of Liability.

(a) EXCEPT AS EXPRESSLY PROVIDED HEREIN, CRESA MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR AS TO RESULTS TO BE ATTAINED BY CAPITAL MARKETS FROM THE USE OF THE CRESA MATERIALS, AND DISCLAIMS ALL WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE, OR ANY OTHER WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS.

(b) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER CRESA NOR ITS MEMBERS, AFFILIATES, AGENTS OR EMPLOYEES SHALL HAVE ANY RESPONSIBILITY, OBLIGATION OR LIABILITY TO CAPITAL MARKETS OR ANY THIRD PARTY RELATING TO OR ARISING OUT OF THE CRESA MATERIALS OR THE CAPITAL MARKETS MATERIALS. NEITHER CRESA NOR ITS MEMBERS, AFFILIATES, AGENTS, EMPLOYERS OR SOURCES SHALL HAVE ANY LIABILITY FOR LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF CRESA HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

(c) EXCEPT AS EXPRESSLY PROVIDED HEREIN, CAPITAL MARKETS MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR AS TO RESULTS TO BE ATTAINED BY CRESA FROM THE USE OF THE CAPITAL MARKET MATERIALS, AND DISCLAIMS ALL WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE, OR ANY OTHER WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS.

(d) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER CAPITAL MARKETS NOR ITS PARTNERS, MEMBERS, AFFILIATES, AGENTS OR EMPLOYEES SHALL HAVE ANY RESPONSIBILITY, OBLIGATION OR LIABILITY TO CRESA OR ANY THIRD PARTY RELATING TO OR ARISING OUT OF THE CAPITAL MARKETS MATERIALS OR THE CRESA MATERIALS. NEITHER CAPITAL MARKETS NOR ITS PARTNERS, MEMBERS, AFFILIATES, AGENTS, EMPLOYERS OR SOURCES SHALL HAVE ANY LIABILITY FOR LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF CAPITAL MARKETS HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

(e) Each party’s sole liability and the other party’s sole remedy, notwithstanding the form of such claims, for monetary damages arising out of or in connection with any and all causes not covered by the preceding clause shall not exceed the amount of actual and direct damages incurred.

10. Injunctive Relief; Indemnity.

(a) Capital Markets acknowledges and agrees that its failure, or the failure of its partners, affiliates, employees, agents, contractors or subcontractors to adhere strictly to the material terms and conditions of this Agreement is likely to result in substantial damages and cause irreparable injury to CRESA. Accordingly, Capital Markets hereby agrees that CRESA is entitled to seek legal remedies available at law or in equity to CRESA, including injunctive relief. Capital Markets hereby agrees to indemnify and hold harmless and, at Capital Markets’ expense, defend CRESA and its affiliates, directors, officers, employees and agents from and against any cost, expense, liability, claim, loss or damage (including reasonable attorneys’ fees) arising out of or in connection with a breach by Capital Markets of this Agreement.

(b) CRESA acknowledges and agrees that its failure, or the failure of its members, affiliates, employees, agents, licensees, contractors or subcontractors to adhere strictly to the material terms and conditions of this Agreement is likely to result in substantial damages and cause irreparable injury to Capital Markets. Accordingly, CRESA hereby agrees that Capital Markets is entitled to seek legal remedies available at law or in equity to Capital Markets, including injunctive relief. CRESA hereby agrees to indemnify and hold harmless and, at CRESA’s expense, defend Capital Markets and its partners, affiliates, directors, officers, employees and agents from and against any cost, expense, liability, claim, loss or damage (including reasonable attorneys’ fees) arising out of or in connection with a breach by CRESA of this Agreement.

11. Confidentiality.

(a) “Confidential Information” shall mean any and all information that one party to this Agreement (the “Disclosing Party”) may furnish, disclose or reveal to the other party to this Agreement (the “Receiving Party”) related to the business of the Disclosing Party or related to the business of a customer or client for whom the Disclosing Party and/or Receiving Party is, or will be, providing services, whether such information is written, oral or graphic, and whether included in any analyses, compilations, studies, reports or other documents or presentations generated that contain or reflect such information, including without limitation financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems, and contractual terms.

(b) The Receiving Party shall take commercially reasonable actions to protect and maintain the confidentiality of the Confidential Information and shall protect such information from disclosure in any form whatsoever; provided, however, (i) that the Confidential Information provided by the Disclosing Party may be shared with the Receiving Party’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants (“Representatives”) on a need-to-know basis only, (ii) that the Receiving Party shall direct such Representatives to maintain the confidential and proprietary nature of such Confidential Information to the extent required of the Receiving Party under this Agreement, and (iii) that the Receiving Party agrees to be responsible for any disclosures by its Representatives that violate this Agreement. Notwithstanding the foregoing, the Receiving Party may also disclose Confidential Information solely to the extent that the Disclosing Party consents in writing.

(c) “Confidential Information” shall not include any information that: (i) is or becomes generally known or available to the public through no act or failure to act of the Receiving Party; (ii) was lawfully obtained by the Receiving Party from a third party without any obligation to maintain the Confidential Information as proprietary or confidential; (iii) was independently developed by the Receiving Party without any use of or reference to such Confidential Information, provided such independent development can be documented by the Receiving Party; or (iv) is required to be disclosed pursuant to law, governmental regulation (including SEC disclosure requirements applicable to Capital Markets and its Related Parties, and including without limitation self-regulatory organizations having jurisdiction over the Disclosing Party or the Receiving Party) or court order, provided that the Disclosing Party shall be given reasonable notice and opportunity to oppose such compelled disclosure.

12. Assignment.

Neither party may assign or transfer this Agreement without the other party’s prior written consent. No assignment of this Agreement or any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

13. Governing Law; Venue.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. For any action brought by CRESA, each party hereto submits and consents to the jurisdiction of any court empowered to enforce this Agreement in the Commonwealth of Massachusetts, including federal courts located therein, and waives any objection thereto on the basis of personal jurisdiction or venue. For any action brought by Capital Markets, each party hereto submits and consents to the jurisdiction of any court empowered to enforce this Agreement in the State of Texas, including federal courts located therein, and waives any objection thereto on the basis of personal jurisdiction or venue.

14. Miscellaneous.

(a) The provisions of Sections 2, 3, 7(f), 9, 10, 11 and 13, and the last clause of the penultimate sentence of Section 6, of this Agreement shall survive any expiration or termination of this Agreement.

(b) Any notice, request, demand or instruction to be given to a party hereunder shall be in writing and shall be deemed to be delivered, whether actually received or not, upon (a) personal delivery by courier (including overnight delivery service such as Federal Express), or (b) on the third (3rd) day after deposit of the original and the copy in a regularly maintained official depository of the United States Mail located in the continental United States, and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or (c) facsimile transmission (so long as confirmation thereof is sent by either of the methods listed in (a) and (b) above within one (1) business day thereafter):

If to CRESA:	With a Copy To:

CRESA Partners, LLC	Hinckley, Allen & Snyder, LLP
84 State Street	28 State Street
Boston, MA 02109	Boston, MA 02109
Fax: (617) 742-0643	Attn: Andrew S. Rogovin
Attn: William Goade	Fax: (617) 345-9020

If to Capital Markets:	With a Copy To:

CRESA Capital Markets Group, L.P.	Kane, Russell, Coleman & Logan, P.C.
16250 Dallas Parkway, Suite 102	3700 Thanksgiving Tower
Dallas, TX 75248	1601 Elm Street
Fax: (972) 250-0934	Dallas, TX 75201
Attn: David E. Bowe	Attn: Raymond J. Kane
Fax: (214) 777-4299

Any notice sent by counsel to any party under this Agreement shall be deemed transmitted by such party. Any party shall have the right to change its notice address hereunder by delivery of at least ten (10) days prior notice thereof in accordance with the provisions of this Agreement.

(c) No party shall be liable for any loss or damage caused by delay or failure in the performance of its obligations hereunder, other than the parties’ obligation to pay the fees and charges set forth in Section 3 and Section 6(c), if and to the extent such delay or failure is caused, directly or indirectly, by any act of god, war, terrorism, civil disturbance, strike or natural calamity.

(d) The headings used in this Agreement are for convenience only and are not deemed to be operative text.

(e) The parties are, and have been contracted with each other as, independent contractors. No party undertakes by this Agreement, or otherwise, to perform any of the obligations of the other. Nothing herein shall be deemed to constitute a partnership or a joint venture between the parties, and no party is to be construed as an agent of the other in any respect.

(f) This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein, and supersedes all prior written agreements, written and oral, if any, and may not be amended, supplemented or discharged except by an instrument in writing signed by each of the parties.

(g) No delay or failure on the part of any of the parties in the exercise of any right granted under this Agreement, or available at law or equity, shall be construed as a waiver of such right. All waivers must be in writing.

(h) If any provision (or portion thereof) of this Agreement shall be invalid or unenforceable under any applicable law, such invalidity shall not affect the enforceability of any other provision hereof.

(i) All remedies in this Agreement are cumulative, in addition to and not in lieu of any other remedies available to a party at law or in equity, subject only to the express limitations on liabilities and remedies set forth herein.

(j) This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon or create any rights in favor of any person other than the parties and their successors and permitted assigns. Except as expressly provided herein, no third party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.

(k) This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signatures, which shall be accepted as if they were original execution signatures.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date hereof:

CRESA PARTNERS, LLC, a Delaware limited liability company		CRESA CAPITAL MARKETS GROUP, L.P., a Texas limited partnership
By: Ascendant CRESA LLC,
a Texas limited liability company
Its General Partner
By:	/s/ William Goade
William Goade
Chairman
		By:	/s/ David E. Bowe
		Name:	David E. Bowe
		Title:	Manager